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[TRANSOCEAN LOGO]                                    TRANSOCEAN SEDCO FOREX INC.
                                                     Post Office Box 2765
                                                     Houston TX 77252 2765

 ................................................................................

   ANALYST CONTACT:  Jeffrey L. Chastain              NEWS RELEASE
                     713 232 7551
   MEDIA CONTACT:    Guy A. Cantwell                  FOR RELEASE: April 5, 2001
                     713 232 7647

            R&B FALCON CORPORATION PRICES TENDER OFFER FOR 11 3/8%
               SENIOR SECURED NOTES DUE 2009 OF RBF FINANCE CO.

     HOUSTON--Transocean Sedco Forex Inc. (NYSE: RIG) announced today that its wholly owned, indirect subsidiary R&B Falcon Corporation has priced its tender offer for all of the outstanding 11 3/8% Senior Secured Notes due 2009 of its affiliate RBF Finance Co. (the "Securities").

     Under the terms of the offer, R&B Falcon Corporation will pay $1,225.10 plus accrued interest of $7.90 (all-in price including accrued interest of $1,233.00) for each $1,000 principal amount of Securities purchased in the offer. This price was determined by reference to a fixed spread of 50 basis points over the yield to maturity of the United States Treasury 4 3/4% Note due February 15, 2004, at 3 p.m., EST, today.

     In connection with the offer, R&B Falcon Corporation sought and received consents to certain amendments to the indenture under which the Securities were issued.

     The offer will expire at 5 P.M., EST, on April 9, 2001, unless extended or earlier terminated. Payment for tendered Securities will be made in same day funds on the first business day following expiration of the offer, or as soon thereafter as practicable.

     Concurrently with the launch of the offer, RBF Finance Co. called its 11% Senior Secured Notes due 2006 for redemption on April 6, 2001, at a redemption price of $1,252.82 plus accrued interest of $6.42 (all-in redemption price including accrued interest of $1,259.24) for each $1,000 principal amount redeemed, and R&B Falcon Corporation called its 12 1/4% Senior Notes due 2006 for redemption on April 6, 2001, at a redemption price of $1,306.75 plus accrued interest of $7.15 (all-in redemption price including accrued interest of $1,313.90) for each $1,000 principal amount redeemed. The "make-whole" redemption prices were determined by reference to a fixed spread of 50 basis points over a specified U.S. Treasury yield.

     Transocean Sedco Forex Inc. has agreed to provide R&B Falcon Corporation with sufficient funds to pay for all Securities purchased pursuant to the offer or redeemed in the redemption. Transocean Sedco Forex Inc. expects to obtain those funds primarily through an issuance of long-term senior notes that it completed today.

     Goldman, Sachs & Co. has been acting as Dealer Managers for the offer. The Information Agent is D.F. King & Co., Inc., and the Depositary is United States Trust Company of New York.

     This news release is neither an offer to purchase nor a solicitation of an offer to sell the Securities. The offer is made only by the Offer to Purchase and Consent Solicitation Statement dated March 5, 2001. Persons with questions regarding the offer should contact the Information Agent at (212) 269-5550 or
(800) 290-6433 or the Dealer Managers at 800-828-3182.